Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:
James R. Ridings	Hala Elsherbini
Chairman and Chief Executive Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Appointment of
Brad Dale Heimann to President and COO
COPPELL, TEXAS, November 29, 2005 — Craftmade International, Inc. (Nasdaq: CRFT) announced the appointment of Brad Dale Heimann to the position of President and Chief Operating Officer, effective immediately. Mr. Heimann assumes the role of President from James R. Ridings, who remains the Company’s Chairman and Chief Executive Officer. In this position, Mr. Heimann will be responsible for the direction, coordination and administration of the Company’s day-to-day operations as well as assisting the Chairman and Chief Executive Officer with strategic planning and business development.
Mr. Heimann has been Executive Vice President of Craftmade since October 2004, responsible for operations, information technology and marketing support. He also held the position of Interim Chief Financial Officer from November 2004 to October 2005. As Executive Vice President and Interim CFO of Craftmade, Mr. Heimann was responsible for the negotiation and completion of the acquisition of Bill Teiber Co., Inc, and the implementation and audit of the Company’s internal controls pursuant to Section 404 of the Sarbanes-Oxley Act. Additionally, Mr. Heimann was a special projects manager for the Company from 1998 until 2001 and Director of Operations from 2001 to October 2004. As Director of Operations, he was responsible for information technology, sales and marketing support, and the management of special projects, such as implementing Enterprise Resource Planning (ERP), implementing a system to collect and analyze marketing data, improving the visibility of the Company’s supply chain, and merging the operations departments of Trade Source International, Inc. (“TSI”) and Craftmade after the Company acquired its interest in TSI.
Mr. Heimann earned an MBA from Southern Methodist University’s Cox School of Business and an undergraduate degree in finance from the University of Texas at Austin.
Chief Executive Officer James Ridings said, “Brad continues to be an integral part of the management team driving the Company’s growth initiatives. Brad’s business acumen and leadership skills have been invaluable to Craftmade as the Company achieved key milestones in finance, accounting and operations during his tenure as Executive Vice President. I am confident that Brad and the rest of the Craftmade management team will provide the dynamic leadership necessary for continued growth and profitability. I look forward to working with them as we execute our growth plans for the future.”
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories, decorative light bulbs, door chimes and ventilation systems. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.
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